Exhibit 99.1

FOR IMMEDIATE RELEASE

Dendrite Appoints Peter Ladell and Peter Tombros to Board of Directors Appointments to Bring Significant Pharmaceutical Leadership Experience to Dendrite Board

Bedminster, NJ, August 8, 2005 – Dendrite International, Inc. (NASDAQ: DRTE), today announced the appointments of Peter Ladell and Peter Tombros to the Company’s Board of Directors. The appointments, which become effective October 1, 2005, will bring more than 70 years of combined pharmaceutical leadership experience to the Dendrite Board.

Mr. Ladell served as the Chief Operating Officer of Hoechst Marion Roussel from 1997 until the company’s December 1999 merger with Rohne-Poulenc Rorer to form Aventis Pharmaceuticals.  Mr. Ladell subsequently served as a member of the Aventis Executive Committee until his retirement in 2001.   During his 35 year tenure at Hoechst Marion Roussel, and its predecessors, Mr. Ladell served in several other senior leadership positions, including President and Chief Executive Officer, Hoechst Marion Roussel, North America and President, Marion Merrell Dow Europe.

Mr. Tombros is the Chairman and Chief Executive Officer of VivoQuest, Inc., a drug discovery company based in New York.  From 1994 to 2001, he was President and Chief Executive Officer of bio-pharmaceutical company Enzon, Inc.   Prior to Enzon, Mr. Tombros spent 25 years with Pfizer, Inc., serving in various leadership roles, including Executive Vice President, Pfizer Pharmaceuticals; Senior Vice President, General Manager, Roerig Division; and Vice President, Marketing, Pfizer Laboratories Division.

“I am extremely pleased to welcome Mr. Ladell and Mr. Tombros to our Board.  The Company will benefit from their leadership and deep pharmaceutical industry knowledge,” said Dendrite Chairman and Chief Executive Officer, John Bailye.

About Dendrite
Founded in 1986, Dendrite International Inc., (NASDAQ: DRTE) provides award-winning sales, marketing, clinical and compliance solutions and services to global pharmaceutical and other life sciences companies.  With clients in more than 50 countries, including the world’s top 20 pharmaceutical companies, Dendrite strives to be the first source for expert promotional and sales effectiveness solutions.  For more information, please visit www.dendrite.com.

Dendrite and the Dendrite logos are trademarks and/or registered trademarks of Dendrite International, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contact: Dendrite International, Inc. Uttara Patla, 908-443-2146 uttara.patla@dendrite.com